Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) dated May 2, 2005, is by and between INVESTools Inc., a Delaware corporation (“INVESTools”), and CNBC, Inc., a Delaware corporation (“CNBC”).  Each of INVESTools and CNBC is a “Party” and, collectively, they are the “Parties.”

WHEREAS, the Parties entered into that certain binding Letter of Intent dated as of February 20, 2002 and an addendum dated March 21, 2002 (collectively, the “Original Contract”), pursuant to which INVESTools conducted CNBC-branded investor education programs;

WHEREAS, the Original Contract expired under its terms in May 2004, and since then the Parties have been negotiating an extension in good faith and have continued to operate under the terms of the Original Contract; and

WHEREAS, in light of their diverging business interests, the Parties now desire to mutually terminate the Original Contract and terminate negotiations for an extension, so that they can be released and forever discharged from further performance thereunder.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.                                            Termination.  Each Party acknowledges and agrees that the Original Contract will be terminated effective as of the date five (5) business days after the date hereof (the “Termination Date”) and that all negotiations for an extension shall cease and that no Party shall thereafter have any liabilities, rights, duties or obligations to any other Party (or its successors or assigns) under or in connection with the Original Contract, other than those provided in Sections 11, 16, 17 and 20 of the Original Contract, which shall survive in perpetuity.

Section 2.                                            Transition.  Each Party acknowledges and agrees that INVESTools, at its sole cost and expense, is entitled

(a)               to continue to use the “Education Products” and other CNBC-branded or CNBC University-branded materials (collectively, “CNBC-branded Materials”) that have been approved by CNBC, only until the Termination Date;

(b)              to make efforts to transition, transfer, and/or retain, and to solicit, “prospects,” “leads” and “customers” to other INVESTools’ products (regardless of brand) and/or the Education Products, including (without limitation) by using any “prospect,” “lead” and/or “customer” lists;

(c)               to provide notice to “prospects,” “leads” and/or “customers” of the Parties’ mutual agreement to terminate their business relationship pursuant to this Agreement;

provided that such notices are approved by CNBC in advance (such approval not to be unreasonably withheld or delayed); and

(d)              to provide any public disclosure required by the federal securities laws;

provided, however, that all such activities shall be conducted in a good faith, professional manner, and shall not involve any form of harassment of “prospects,” “leads” or “customers” and provided further, however, that INVESTools agrees that upon the Termination Date, it will cease using all CNBC-branded Materials, and all of CNBC’s marks, trademarks, “CNBC Content,” talent, and User Data.  For purposes of this Section 2, “Education Products,” “prospects,” “leads,” “customers,” “CNBC Content” and “User Data” shall be as defined in the Original Contract.  This Section 2 of this Agreement supersedes Section 14 of the Original Contract in its entirety.

Section 3.                                            Representations.  Each Party represents and warrants that such Party has all requisite power and authority to execute, deliver and perform under this Agreement, and that the execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action.

Section 4.                                            No Admissions.  Nothing contained in this Agreement shall be construed as an admission by either Party of any improper, unlawful or wrongful conduct against the other Party, or against any other person or entity.

Section 5.                                            Prohibition on Disparaging Remarks; Public Statements.  Each Party shall refrain from making disparaging, negative or other similar remarks concerning the other Party, except to the extent (i) required by applicable law or regulation or (ii) in connection with any legal proceeding between the Parties.  Neither Party shall make any press release or other public statement with respect to the Original Contract, this Agreement, or the relationship between the Parties, without the prior written consent of the other Party.

Section 6.                                            Discontinuation and Destruction of Materials.  On the Termination Date, INVESTools shall immediately discontinue all use of any CNBC marks, CNBC-branded Materials and/or other references to CNBC, and shall destroy all CNBC-branded Materials or other materials containing any reference to CNBC.

Section 7.                                            Website.  Prior to the Termination Date, INVESTools shall assign the registration to the URL www.cnbcu.com (the “Website”) to CNBC.  For a period of sixty (60) days following the Termination Date, the Website shall have no content other than a transition notice, and shall simply direct users to the following website: www.investools.com or such other transition website developed by INVESTools.

Section 8.                                            Indemnity.  To the fullest extent permitted by law, each Party (the “Indemnifying Party”) agrees to indemnify and hold harmless the Other Party, its shareholders, affiliates, sponsors and advertisers, and their officers, directors, partners, representatives, agents and employees (the “Indemnified Parties”) from and against any and all claims, suits, liens, judgments, damages, losses and expenses including legal fees and all court costs and liability

(including statutory liability), arising in whole or in part and in any manner resulting from the business or activities of the other Party (the “Indemnifying Party’s Business”).  Each Party agrees to defend and bear all costs of defending any actions or proceedings brought against any or all of the Indemnified Parties, arising in whole or in part out of the Indemnifying Party’s Business.  In the event of any actions or proceedings, each Party shall have the right, but not the obligation, to control or participate in the defense thereof.  This indemnity shall survive the termination or cancellation of this Termination Agreement or any other agreement between the Parties.

Section 9.                                            Owed Amount.  INVESTools acknowledges that for the calendar quarter ending September 30, 2004, INVESTools currently owes CNBC the sum of $764,231 in Revenue Share (as defined in the Original Contract and computed at 10% of Net Revenue) pursuant to the Original Contract (the “Owed Amount”).  Immediately upon the execution of this Agreement, INVESTools shall pay the Owed Amount to CNBC by wire transfer of immediately available funds to a bank account designated by CNBC. Consistent with Section 1 hereof, upon payment of the Owed Amount, INVESTools shall have no Revenue Share liabilities for any periods before or after September 30, 2004

Section 10.                                      General.  This Agreement and the Original Contract contain the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings and all contemporaneous oral agreements and understandings relating to the subject matter hereof.  This Agreement shall govern any conflict with the Original Contract.  This Agreement cannot be modified or amended except in writing signed by all of the Parties.  This Agreement shall be binding on and inure to the benefit of the Parties, and each of their respective affiliates, successors and assigns.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.  This Agreement shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall constitute a single instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party, and such facsimile copies shall constitute enforceable original documents.  This Agreement is not intended to create any rights in favor of, or confer benefits upon, any third parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

INVESTOOLS INC.

Lee K. Barba
Chief Executive Officer

CNBC, INC.

Name: Brian Anderson
Title: VP, Business Development